INTERNET AMERICA, INC.
               NONQUALIFIED STOCK OPTION AGREEMENT


     This Nonqualified Stock Option Agreement (this "Agreement") is entered into between INTERNET AMERICA, INC., a Texas corporation (the "Company"), and WILLIAM O. HUNT (the "Optionee") as of August 12, 2002. In consideration of the mutual promises and covenants made herein, the parties hereby agree as follows:

     1. GRANT OF OPTION. Under the terms and conditions of the Company's 1998 Nonqualified Stock Option Plan (the "Plan"), which is incorporated herein by reference, the Company grants to the Optionee an option (the "Option") to purchase from the Company all or any part of a total of twenty thousand (20,000) shares of the Company's Common Stock, par value $0.01 per share, at a price of $0.34 per share. The Option is granted as of December 10 (the "Date of Grant"). Any term used herein with an initial capital letter and not defined herein shall have the meanings provided for such term in the Plan.

     2. CHARACTER OF OPTION. The Option is not an "incentive stock option" within the meaning of Section 422 of the Internal
Revenue Code of 1986, as amended (the "Code").

     3. TERM. The Option will expire on the day prior to the tenth anniversary of the Date of Grant or, in the event of the Optionee's termination of service as an employee, director, or advisor of the Company, on such earlier date as may be provided in the Plan.

     4. VESTING. Subject to any provisions of the Plan concerning exercisability of options, the Option may be exercised according to the following schedule:

              Percentage
              Exercisable             Date Exercisable
             -------------   ----------------------------------

                 25%           On the date of Grant

                 50%           One year after the Date of Grant

                 75%           Two years after the Date of Grant

                100%           Three years after the Date of Grant

The unexercised portion of the Option from one period may be carried over to a subsequent period or periods, and the right of the Optionee to exercise the Option as to such unexercised portion shall continue for the entire term.

     5. PROCEDURE FOR EXERCISE. Exercise of the Option or a portion thereof shall be effected by the giving of written notice to the Company by the Optionee in accordance with the Plan and payment of the purchase price prescribed in Section 1 above for the shares to be acquired pursuant to the exercise.



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     6.        PAYMENT OF PURCHASE PRICE.  Payment of the purchase
price for any shares purchased pursuant to the Option shall be in accordance with the provisions of the Plan.

     7. TRANSFER OF OPTIONS. The Option may not be transferred, except by will or the laws of descent and distribution and, during the lifetime of the Optionee, may be exercised only by the Optionee or by the Optionee's legally authorized representative.

     8. TERMINATION. The Option shall terminate on the earlier of (i) the expiration date set forth in Section 3 above or, (ii) in the event of the termination of the Optionee's service as an employee, director, or advisor of the Company, the date provided in the Plan.

     9. ACCEPTANCE OF THE PLAN. The Option is granted subject to all of the applicable terms and provisions of the Plan, and such terms and provisions are incorporated by reference herein.
The Optionee hereby accepts and agrees to be bound by all the terms and conditions of the Plan.

    10. RETURN OF VALUE OF OPTION. The Optionee agrees to pay to the Company in cash within five business days of written demand therefore an amount equal to the excess of (A) the Fair Market Value per share of Common Stock on the date of exercise of all or part of this Option multiplied by the number of shares purchased upon such exercise over (B) the aggregate price paid for the shares of Common Stock in connection with such exercise if (i) the Optionee ceases to be an employee of the Company or a Subsidiary for any reason (whether voluntary or involuntary) and, within one year after such termination of employment, either Optionee or any of its affiliates, directly or indirectly, for itself or on behalf of any other corporation, firm, partnership, association or other entity (whether as an individual, agent, servant, employee, employer, partner, member, officer, director, shareholder, investor, principal, consultant or in any other capacity) engages or participates in any business which engages in any types of businesses being conducted, or proposed to be conducted in the next twelve months, by the Company, in any State in which the Company is, or is proposing in the following twelve months to be, conducting its business (as determined by the Board in its sole discretion and in good faith); or (ii) the Optionee ceases to be an employee voluntarily (without the Company's prior consent) or by reason of discharge for Cause and if the Optionee exercises all or part of this Option within six months before or after the date of such termination of employment. Amounts due the Company pursuant to this section shall be payable in Dallas County, Texas. If the Optionee fails to pay any amount as required in this section and if the Company institutes litigation to enforce or interpret its rights under this section, the Optionee shall pay the Company for its reasonable attorneys' fees, disbursements, and other costs incurred in enforcing or interpreting the Optionee's obligation and shall pay interest on the amount due the Company at a rate of eighteen percent per annum (or, if lower, the highest rate of interest permitted by law) from the date such amount became due until paid in full. As used herein, an "affiliate" of Optionee means any person or entity controlling, controlled by or under common control with Optionee.

     11. AMENDMENT. This Agreement may be amended by an instrument in writing signed by both the Company and the Optionee.

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     12.       MISCELLANEOUS.  This Agreement will be construed and
enforced in accordance with the laws of the State of Texas and will be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guarantor, or other legal representative of the Optionee.

     Executed as of the date first set forth above.

                              INTERNET AMERICA, INC.


                              By: /s/  JACK T. SMITH
                                 ------------------------------
                                Jack T. Smith
                                President and Chief Executive
                                  Officer


                              OPTIONEE


                                /s/  WILLIAM O. HUNT
                              ---------------------------------
                              WILLIAM O. HUNT

                              ---------------------------------
                              Social Security Number of Optionee











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